Exhibit 99.1

Thorium Power Enters Into $5 Million Consulting and Strategic Advisory Services Agreement
With Foreign Government-Owned Entity

Company Selected to Assist in the Development of a Roadmap for Foreign Nation’s New
Nuclear Energy Program

McLean, Virginia — December 3, 2007 — Thorium Power Ltd. (OTCBB: THPW), the leading developer of low-waste, non-proliferative nuclear fuel technology for existing and future reactors, today announced that it has entered into a consulting and strategic advisory services agreement with a foreign government-owned entity to develop a roadmap as the first phase of a feasibility study for a prospective program to deploy civilian nuclear power plants. The roadmap will include recommendations related to timelines, organizational structure and priorities for subsequent phases of the program.

The terms of the agreement call for an initial payment to Thorium Power of $5 million USD at the start of the first 15-week phase of the feasibility study on November 30, 2007.

The agreement also provides a framework for a subsequent consulting engagement for the second phase of the feasibility study, which will be mutually agreed to by the Parties. The scope of the services under the agreement have been defined in consultation with appropriate authorities in the US government in compliance with all applicable U.S. export controls.  Thorium Power intends to communicate additional details about the client relationship once certain governmental steps are completed in both countries relating to potential additional work.

Thorium Power was selected after a detailed technical review of the company’s fuel designs by independent nuclear experts, as well as an extensive evaluation of the company’s experience within the global nuclear industry and its expertise in non-proliferation issues.

Erik Hallstrom, COO of Thorium Power, stated, “While we have had our non-proliferative fuel designs undergoing tests in a research reactor for the past several years, this agreement marks a milestone for Thorium Power’s commercialization efforts. The agreement provides validation for our business model, where consulting and government services are early revenue drivers as well as important elements in the sales process for our broader offering.”

Seth Grae, CEO of Thorium Power added, “Our client clearly recognizes the broad nuclear expertise and extensive resources offered by Thorium Power. We believe that our consulting and strategic advisory services are similarly attractive to many other countries in our target market. We bring a unique and innovative perspective to the planning process, one that clearly differentiates Thorium Power from other service providers. We firmly believe the future of the nuclear renaissance will depend on viable solutions to significant concerns such as proliferation, waste, and operating economics. This relationship gives Thorium Power the opportunity to demonstrate our core competencies to address nuclear issues at the highest levels. We are excited about the prospect of showcasing our blueprint for safe, clean, and smart non-proliferative nuclear power.”

About Thorium Power, Ltd.

Based in McLean, VA, Thorium Power, Ltd. is a nuclear energy pioneer and the leading developer of thorium-based nuclear fuel designs.  The Company’s technologies include nuclear fuel designs optimized to address key concerns about traditional nuclear power, including nuclear proliferation and nuclear waste.  Thorium Power plans to license its technologies to commercial and government owned reactor operators and nuclear fuel fabricators aiming to benefit from thorium-based fuels.  The Company is targeting new reactors in countries without a nuclear industry today, as well as currently operating and new reactors in countries with an established industry.  Thorium Power is also leveraging its nuclear technology, business and regulatory expertise and relationships by offering services to commercial entities and governments looking to establish or expand nuclear industry capabilities and infrastructure.  In addition to leveraging its International and Technical Advisory Boards comprised of key national and international leaders in the fields of nuclear energy, finance, government affairs, non-proliferation and diplomacy, the Company maintains long-standing relationships with leading Russian nuclear entities, providing expert resources and facilities for its nuclear fuel development activities. To support the implementation of its business model, Thorium Power has plans to form partnerships with various types of participants in the nuclear industry, allowing the Company to address multiple nuclear reactor types internationally.

Further information is available on Thorium Power, Ltd.’s website at http://www.thoriumpower.com.

Forward Looking Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. These forward-looking statements may include the description of our plans and objectives for future operations, assumptions underlying such plans and objectives, statements regarding benefits of the consulting agreement and future agreements with our new client and other forward-looking terminology such as “may,” “expects,” “believes,” “anticipates,” “intends,” “expects,” “projects” or similar terms, variations of such terms or the negative of such terms. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks, as well as other risks associated with the Company are more fully discussed in our reports and other  documents filed with the Securities and Exchange Commission. Such information is based upon various assumptions made by, and expectations of, our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to significant economic and competitive uncertainties and contingencies beyond our control and upon assumptions with respect to the future business decisions which are subject to change. Accordingly, there can be no assurance that actual results will meet expectations and actual results may vary (perhaps materially) from certain of the results anticipated herein.

For more information:

Peter Charles

Thorium Power Ltd.

Ph: (703) 918-4932

Email: ir@thoriumpower.com

SOURCE: Thorium Power, Ltd.